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Milan

Advancit Acquisition Corp. I

15 Middle Patent Road

Armonk, NY 10504

Ladies and Gentlemen:

We have acted as special United States counsel to Advancit Acquisition Corp. I., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 40,250,000 units of the Company, including the underwriter’s over-allotment option to purchase an additional 5,250,000 units (collectively, the “Units”), with each Unit consisting of one Class A ordinary share, par value $0.0001 (the “Ordinary Shares”), of the Company and one-third of one warrant of the Company to purchase one Ordinary Share (the “Warrants”).

In rendering the opinions stated herein, we have reviewed the following:

(a) the form of Underwriting Agreement proposed to be entered into by and between the Company and Citigroup Global Markets Inc., as underwriter (the “Underwriter”), relating to the sale by the Company to the Underwriter of the Units (the “Underwriting Agreement”), filed as Exhibit 1.1 to the Registration Statement;

(b) the form of Unit certificate, filed as Exhibit 4.1 to the Registration Statement;

(c) the form of Warrant certificate, filed as Exhibit 4.3 to the Registration Statement; and

(d) the form of Warrant Agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”), filed as Exhibit 4.4 to the Registration Statement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have

March 18, 2021

deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the laws of the State of New York.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1.

When the Units are delivered to the Underwriter against payment of the agreed upon consideration therefor in accordance with the terms of the Underwriting Agreement, each Unit will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.

When the Units are delivered to the Underwriter against payment of the agreed upon consideration therefor in accordance with the Underwriting Agreement, each Warrant included in such Units will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

In addition, in rendering the foregoing opinions, we have assumed that:

1.

the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement;

2.	the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Warrant Agreement;

3.

neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units: (i) conflicts or will conflict with the Memorandum and Articles of Association of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York); and

4.

neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

March 18, 2021

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity, (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law and (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit. Our opinions are also subject to the qualification that the enforceability of provisions in the Warrant Agreement providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP
Latham & Watkins LLP